BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

November 30, 2002 (Unaudited)	August 31, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$ 58,020	$ 59,065
Funds held in escrow	193,444	219,026
Accounts receivable	151,438	55,031
Prepaid expenses and sundry	9,929	11,556

Total current assets	412,831	344,678

Property, plant and equipment – net	78,730	63,926
Intangible assets (net of accumulated amortization of $8,704 and $5,514)	16,558	19,748

TOTAL ASSETS	$ 508,119	$ 428,352

LIABILITIES AND STACKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued expenses	$ 536,054	$ 441,932
Income tax payable	47,899	48,123
Current portion of loan payable	14,715	14,783

Total Current Liabilities	598,668	504,838

Loans from stockholders	123,192	125,122
Loan Payable – long term portion	28,075	33,134

Total liabilities	749,935	663,094

Commitments and Contingencies

Stockholders’ Deficiency:
Common stock $0.001 par value – authorized 50,000,000 shares; 19,015,893 shares issued and outstanding, respectively	19,016	19,016
Additional paid-in capital	454,790	454,790
Accumulated deficit	(699,123)	(691,002)
Accumulated other comprehensive loss	(13,999)	(15,046)
Treasury stock, 100,000 shares at cost	(2,500)	(2,500)

Total Stockholders’ Deficiency	(241,816)	(234,742)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$ 508,119	$ 428,352

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Three months ended November 30,
2002	2001

Revenue	$ 386,230	$ 6,012

Cost and Expenses:
Cost of sales	296,974	7,940
General and administrative	94,444	46,229

Expenses	391,418	54,169

Loss from operations	(5,188)	(48,157)

Other income (expense):
Interest income	726	-
Interest expense	(3,659)	-

Loss before minority interest	$ (8,121)	$ (48,157)

Minority interest in loss of consolidated subsidiary	-	-

Net (loss)	$ (8,121)	$ (48,157)

Net loss per common share – basic and diluted	-	-
Weighted average number of common shares outstanding – basic and diluted	18,915,893	17,115,893

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY(DEFICIENCY)

Compreh-ensive Income (loss)	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Retained Earnings (deficit)	Cumulative Other Compreh-ensive Income (loss)	Total

Balance, September 1, 2001		17,115,893	$17,116	-	$ -	$431,190	$(391,755)	$(12,326)	$44,225

Shares issued in exchange for shares of Platinium Technologies		1,800,000	1,800			16,200			18,000

Shares issued in exchange for services		100,000	100			2,400			2,500

Issuance of shares for services cancelled and shares reacquired by the Company and held as treasury stock				(100,000)	(2,500)				(2,500)

Options issued in exchange for services						5,000			5,000

Net loss	$(299,247)						(229,247)		(299,247)

Foreign currency translation	(2,720)							(2,720)	(2,720)

Comprehensive loss	$ (301,967)

Balance, August 31, 2002		19,015,893	19,016	(100,000)	(2,500)	454,790	(691,002)	(15,046)	(234,742)

Net loss for the period	$(8,121)						(8,121)		(8,121)

Foreign currency translation	1,047							1,047	1,047

Comprehensive loss	$ (7,074)

Balance, November 30, 2002	19,015,893	$19,016	(100,000)	$(2,500)	$454,790	$(699,123)	$(13,999)	$(241,816)

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Three months ended November 30,
2002	2001

Cash flows from operating activities:
Net (loss)	$ (8,121)	$ (48,157)

Adjustments to reconcile net (loss) to cash provided by operating activities:
Depreciation and amortization	7,388	1,110
Reserve for bad debts	41,563	-
Changes in operating assets and liabilities:
(Increase) decrease in account receivable	(137,662)	1,451
Decrease in funds held in escrow	24,418	926
Increase in prepaid expenses and other assets	1,564	-
Increase (decrease) in accounts payable	95,621	1,540

Net Cash (Used in) Provided by Operating Activities	24,771	(43,130)

Cash flows from investing activities:
Proceeds from the disposition of property, plant and equipment	40,000	-
Acquisition of property, plant and equipment	(59,349)	(4,433)

Net Cash (Used in) Investing Activities	(19,349)	(4,433)

Cash flows from financing activities:
Loan advances from stockholders	(1,339)	1,679
Repayment of loan payable	(4,876)	-

Net Cash (Used in) Provided by Financing Activities	(6,215)	1,679

Effect of change in foreign currency rate	(252)	(5,538)

Net (decrease) in cash and cash equivalents	(1,045)	(51,422)

Cash and cash equivalents – beginning of period	59,065	256,370

Cash and cash equivalents – end of period	$ 58,020	$ 204,948

Supplementary Information:
Cash paid during the year for:
Income taxes	$ -	$ -
Interest	$ 3,659	$ -

See Notes to Consolidated Financial Statements

BANKENGINE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 30, 2002 and 2001

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

BankEngine Technologies, Inc. (the "Company" or "BankEngine") is a long distance telecommunications service provider through its 70% owned subsidiary, Platinum Telecommunications, Inc. The Company also is in the business of software development for its new software product, Critical Commerce Suite, to provide video streaming analysis tools and computer consulting, through its wholly owned subsidiaries, Critical Commerce Inc., a Delaware corporation, and Cyberstation Computers and Support, Inc. ("Cyberstation"), a company operating in Canada.  The operations of the Company are predominately in Canada, however, the financial statements are expressed in U.S. dollars.

BASIS OF PRESENTATION

The consolidated balance sheet as of November 30, 2002, and the consolidated statements of operations, stockholders' deficiency and cash flows for the periods presented herein have been prepared by the Company and are unaudited.  In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial position, results of operations, stockholders' deficiency and cash flows for all periods presented have been made.  The information for the consolidated balance sheet as of August 31, 2002 was derived from audited financial statements.

On January 5, 2001, Callmate Telecom International, Inc. ("Callmate") acquired all of the issued and outstanding shares of common stock of WebEngine Technologies, Inc.(WebEngine) in exchange for 12,000,000 common shares of Callmate in a reverse acquisition. 9,200,000 common shares of Callmate held by previous shareholders of Callmate were cancelled in exchange for all of the shares of its subsidiaries which carry on the UK operations of Callmate. The acquisition by the shareholders of WebEngine of a majority of the shares of Callmate has been accounted for as a reverse acquisition. As Callmate became substantially a shell after the removal of the UK operations, no goodwill has been reflected on this acquisition. Although Callmate is the legal acquirer, WebEngine is treated as having acquired Callmate for accounting purposes. Callmate has been accounted for as the successor to WebEngine. Callmate changed its name to BankEngine Technologies Inc. on March 5, 2001.

WebEngine was incorporated in November 2000 in order to hold the shares of Cyberstation.  The shareholders of Cyberstation became the shareholders of WebEngine and therefore WebEngine has been considered to be a successor to Cyberstation. WebEngine has changed its name to Critical Commerce Inc.

The historical financial statements of BankEngine are those of Cyberstation as the company has been accounted for as the successor to Cyberstation.

The estimated income tax costs of the divestiture of the UK operations, in the amount of $50,000, has been treated as a reduction of the assets acquired on the acquisition of the shell company and has been included in income taxes payable.

The acquisition of Callmate, as a reverse acquisition, was reflected as follows;

Cash – escrow

$ 601,457

Accounts payable

 (316,000)

Income taxes payable

   (50,000)

Capital stock issued

$ 235, 457

The accounts payable assumed on the acquisition of Callmate includes $146,000 for shortfalls that may arise on settlement with a credit card company.  Callmate operated a retail and wholesale telecommunications operations and permitted payment by its retail customers through credit card facility.  The credit card company is holding funds on deposit to be applied against refused credit card charges and has agreed that the limit of the Company's liability is the amount of the security held on hand.  As detailed in Note 11, final settlement of the liability for charge-backs and the receipt of the balance of the funds on deposit is expected during 2003.

As discussed in Note 2, on April 5, 2002, the Company, through its wholly-owned subsidiary, Cyberstation, acquired 70% of the issued and outstanding common stock of Platinum Telecommunications Inc. for the issuance of 1,800,000 common shares of BankEngine Technologies, Inc.

MANAGEMENT INTENTIONS

The Company has sustained recurring operating losses and negative cash flows from operations. The Company also has a working capital deficit of approximately $186,000 and a stockholders' deficiency of approximately $242,000 at November 30, 2002.  Management plans to mitigate these adverse conditions through the following activities:

As discussed in Note 2 the Company has acquired a subsidiary, Platinum Telecommunications, Inc.  After careful consideration and examination of international market trends, the Company has decided to re-enter the telecom arena with the acquisition of Platinum.  Platinum presents an opportunity for the Company due to its low cost of acquisition combined with existing expertise within the Company leading to possible positive synergies.  Internationally, many telecommunications companies have ceased operations and this has allowed for less competition in the market place.  Opportunity thus exists for small, cost-conscious, operators who can utilize the latest IP based technology in order to leap frog some competitors.  Platinum owns an IP based switch for the purposes of buying and selling long distance telephone time.  When combined with substantial IP expertise possessed by the Company, we feel the opportunity exists to succeed in this niche-based market place while mitigating any substantial risk.

Because of BankEngine's expertise in the area of online development and transaction processing research/development, the Company believes that the possible synergies make the transaction advantageous for shareholders.  Specifically, the advent of TCP/IP (the backbone language of the Internet) based telephony solutions for Telephony over the last two years will allow the Company to contribute substantially to the technological developments required to further develop Platinum's business.  The Company has excellent resources in the area of programming of IP Telephony, which arguably is one of the most important components of IP based Telephony companies.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The earnings of the subsidiaries are included from the date of acquisition for acquisitions accounted for using the purchase method. All inter-company balances and transactions have been eliminated.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become known.

REVENUE RECOGNITION

The Company’s revenues from its telecommunications business is recognized when the earnings process is complete. This occurs when the services have been utilized, collection is probable and pricing is fixed or determinable.

The Company provides computer consulting services in a number of areas including database management, on-line transaction processing and e-mail capabilities. Revenue is recognized as pre-determined milestones are accomplished and consulting services delivered.

FOREIGN CURRENCY

The Company's functional currency is primarily the Canadian dollar.  All assets and liabilities recorded in foreign currencies are translated at the current exchange rate. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in financial expenses.

COMPUTER SOFTWARE DEVELOPMENT

The Company accounts for the cost of developing computer software for sale as research and development expenses until the technological feasibility of the product has been established. To date all costs have been expensed. In the future, after the technological feasibility of the product has been established, at the end of each year the Company will compare any unamortized capital costs to the net realizable value of the product to determine if a reduction in carrying value will be warranted.

SEGMENT REPORTING

The Company applies Financial Accounting Standards Boards ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in two operating segments, software development and telecom, for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.

RECENT ACCOUNTING PRONOUNCEMENTS

On June 29, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Intangible Assets.”  The major provisions of SFAS No. 141 were as follows: all business combinations initiated after June 30, 2001 must use the purchase method of accounting; the pooling of interest method of accounting is prohibited.  SFAS No. 142 eliminated the amortization of goodwill and other intangibles and requires an impairment test of their carrying value.  An initial impairment test of goodwill and other intangibles must be completed in the year of adoption with at least an annual impairment test thereafter.  On January 1, 2002, the Company adopted SFAS No. 142.  The Company completed the initial impairment tests in the first quarter of 2002, which did not result in an impairment of goodwill or other intangibles.

The following information represents pro forma net income (loss) and earnings (loss) per share assuming the adoption of SFAS No. 142 in the first quarter of 2001:

For the Three Months Ended November 30,
2002	2001

Reported net (loss)	$ (8,121)	$ (48,157)
Addback: Goodwill amortization (net of income tax)	-	-

	$ (8,121)	$ (48,157)

Basic (loss) per share:
Reported net (loss)	$ -	$ -
Addback: Goodwill amortization	-	-

Adjusted net (loss)	$ -	$ -

In August 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations”.  SFAS No. 143 addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets.  The Company adopted SFAS No. 143 on September 1, 2001 January 1, 2003. The adoption of SFAS 143 did not have a material impact on the Company's results of operations or financial position.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, effective for fiscal years beginning after December 15, 2001.  Under SFAS No. 144, assets held for sale will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component.  The Company adopted SFAS No. 144 on September 1, 2002.  The adoption of SFAS No. 144 did not have a material impact on the Company’s results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 "Reporting Results of Operations". This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for the Company for the year ending August 31, 2003. Management believes that adopting this statement will not have a material effect on the Company's results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities."  This Statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred.  Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan.  Adoption of this Statement is required with the beginning of fiscal year 2003.  The Company has not yet completed the evaluation of the impact of adopting this Statement.

On October 1, 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions."  SFAS No. 147 removes acquisitions of financial institutions from the scope of FASB Statement No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions”, and FASB Interpretation No. 9, “Applying APB Opinion Nos. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method,” and requires that those transactions be accounted for in accordance with FASB Statements Nos. 141 and 142.

Additionally, this Statement amends FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets.  Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used.

This statement became effective on October 1, 2002 and did not have a material impact on the Company’s results of operations or financial position.

2.   INVESTMENT IN PLATINUM TELECOMMUNICATIONS INC.

On April 5, 2002, the Company through its subsidiary Cyberstation, acquired 70% of the issued and outstanding stock of Platinum Telecommunications Inc. ("Platinum") for the issuance of 1,800,000 common shares of BankEngine Technologies Inc. The Company acquired Platinum, a long distance telecommunications service provider, in order to reenter the telecommunications industry. The results of operations of Platinum are included in the operations of the Company from April 5, 2002.

Unaudited pro forma results of operations after giving effect to certain adjustments resulting from this acquisition for the period ended November 30, 2001 as if the business combination had occurred at the beginning of each period presented are not material to the financial statements and, accordingly, are not presented herein.

The investment has been accounted for by the purchase method as follows;

Consideration

$18,000

Costs of acquisition

  10,000

Total investment

  28,000

Share of net assets acquired

    2,738

Intangible asset acquired

$25,262

The intangible assets acquired representing contracts and client lists are being amortized over a 24 month period from the date of acquisition.

3.  ACCOUNTS RECEIVABLE

November 30, 2002

August 31, 2002

Accounts receivable

$                 193,001

$              55,031

Allowance for doubtful accounts

       (41,563)

                         -

$

       151,438

$

    55,031

4.  CAPITAL STOCK

a)  Authorized

50,000,000 common stock with a $.001 par value

b)  Common stock

The Company had issued and outstanding 14,315,893 common stock at the time of the reverse acquisition in January 2001. As detailed in Note 1, the Company issued 12,000,000 common shares to the shareholders of WebEngine. A total of 9,200,000 shares were cancelled in exchange for the removal of the UK operations in January 2001.

As indicated in Note 2, the Company issued on April 5, 2002, 1,800,000 common stock for a 70% interest in Platinum Telecommunications Inc.

Shares outstanding prior to the reverse acquisition

14,315,893

Issued to shareholders of WebEngine

12,000,000

Cancelled for UK operations

(9,200,000)

Shares outstanding, August 31, 2001

17,115,893

Shares issued in consideration of services

100,000

Acquisition of 70% interest in Platinum Telecommunications Inc.

 1,800,000

Shares outstanding, November 30,, 2002

19,015,893

During the second quarter of 2002, the Company agreed to issue 100,000 shares in consideration of services to be provided to the Company.  In the third quarter, the Company reacquired the shares as the services were not rendered and the shares are reflected as treasury stock.

5.  CONTINGENCIES AND COMMITMENTS

The Company is liable for shortfalls that may arise upon the settlement with a credit card company. The credit card company has agreed that the limit of the Company’s liability is the amount of security held on hand. The settlement will be based on the transactions to December 31, 2001 and are expected to be settled during 2003.

Funds on deposit	Chargeback liability assumed	Included in statements of operations

January 5, 2001 – upon acquisition	$ 601,457	$ 146,000	$ -

Refunded during period	(303,006)	-	-
Foreign currency fluctuation	(6,544)	-	-

Balance, August 31, 2001	291,907	146,000	-

Refunded during period	(67,841)	-	-
Foreign currency fluctuation	(5,040)	(2,575)	-
Estimate of liability adjusted	-	47,718	47,718

Balance, August 31, 2002	$ 219,026	$ 191,143	$ 47,718

Refunded during period	(28,765)	-	-
Foreign exchange fluctuation	3,183	2,301	-
Estimate of liability adjusted	-	-	-

Balance, November 30, 2002	$ 193,444	$ 193,444

The Company has signed a lease commitment for office space in Toronto, Canada which expires February 1, 2003 for premises to house the telecommunication switch.  The company is responsible for monthly rent of $800 and additional amounts representing services provided to service the switch in the amount of approximately $1,500 per month.  The lease is automatically renewed on an annual basis and can be cancelled with 30 days notice. The Company does not presently intend to cancel the lease.

The Company has signed a lease commitment for office space in Toronto, Canada which expires on April 30, 2004 for its corporate head office.  The Company is responsible for monthly rent of approximately $1,100.

Future minimum lease commitments for operating leases are approximately as follows:

Years Ending

   August 31,

         2003

$ 20,300

         2004

     8,800

$ 29,100

6.  SEGMENT INFORMATION

Information about operating segments is as follows:

Three months ended November 30,
2002	2001

Revenues:
Software development	$ -	$ 6,012
Telecom	386,230	-

	$ 386,230	$ 6,012
Loss from Operations:
Software development	$ -	$ (48,157)
Telecom	(5,188)	-

	$ (5,188)	(48,157)
Identifiable Assets:
Software development	$ -	$ 523,117
Telecom	508,119	-

$ 508,119	$ 523,117

7.  MINORITY INTERESTS

On April 5, 2002, the Company through its wholly-owned subsidiary, Cyberstation, acquired 70% of the issued and outstanding common stock of Platinum.  At the time of acquisition, the Company recorded the 30% minority interest of $1,514, which existed as of that date.  From the date of acquisition through August 31, 2002 Platinum sustained losses. Minority interests are limited to the extent of their equity capital and losses in excess of minority interest are charged against the majority interests.  Subsequently, when the losses reverse, the majority interests should be credited with the amount of minority losses previously absorbed before credit is made to the majority interests.  The Company recorded losses of $1,514 to the minority in the quarter ended November 30, 2002 and the balance of minority interest at November 30, 2002 was $-0-.

8.  TRANSACTIONS WITH MAJOR CUSTOMERS AND SUPPLIERS

The Company had sales to four individual customers in excess of 10% of consolidated net sales for the three months ended November 30, 2002 as follows:  The amount and percentages of the Company's consolidated sales were $105,800 (27%), $81,900 (21%), $75,000 (19%), and $ 38,800 (10%).

Cost of sales includes purchases from three suppliers in excess of 10% of consolidated cost of sales for the three months ended November 30, 2002 as follows:  The amounts and percentages of the Company's consolidated cost of sales were $128,700 (43%), $49,400  (17%), and $30,700 (10%).

The loss of any of these customers or suppliers could have a material adverse effect on the Company's results of operations, financial position and cash flows.

CRITICAL ACCOUNTING POLICIES

The Company’s significant accounting policies are outlined within Note 1 to the consolidated financial statements. Some of those accounting policies require the Company to make estimates and assumptions that affect the amounts it reports. The following items require the most significant judgment and may involve complex estimation:

Revenue recognition: The Company generally recognizes a sale when the service has been provided and risk of loss has passed to the customer, collection of the resulting receivable is reasonably assured, persuasive evidence of an arrangement exists, and the fee is fixed or determinable. The assessment of whether the fee is fixed or determinable considers whether a significant portion of the fee is due after its normal payment terms. If the Company determines that the fee is not fixed or determinable, the Company recognizes revenue at the time the fee becomes due, provided that all other revenue recognition criteria have been met.

The Company assesses collectibility based on a number of factors, including general economic and market conditions, past transaction history with the customer, and the credit-worthiness of the customer. If the Company determines that collection of the fee is not probable, then we will defer the fee and recognize revenue upon receipt of payment.

Allowance for doubtful accounts:  The Company  continuously monitors payments from its customers and maintains allowances for doubtful accounts, if required,  for estimated losses resulting from the inability of its customers to make required payments. When the Company evaluates the adequacy of its allowances for doubtful accounts, it takes into account various factors including its accounts receivable aging, customer credit-worthiness, historical bad debts, and geographic and political risk. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. As of November 30, 2002, the Company’s net accounts receivable balance was $151,438 after a provision for doubtful accounts of $41,563.

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